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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 and Suspension of Duty to File Reports
                          Under Section 13 and 15(d) of
                           The Securities Act of 1934

                         Commission File Number 0-22243

                              MOBILE CATERERS, INC.
                              ---------------------
               (Exact name of registrant as specified in charter)

     1 LACROIX DRIVE, WEST WARWICK, RHODE ISLAND 02893, TEL. (401) 822-1100
     ----------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
                                  ------------
            (Title of each class of securities covered by this Form)

                                       N/A
                                       ---
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [X]  Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(1)(ii) [ ]  Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(i)  [ ]  Rule 12h-3(b)(2)(ii) [ ]
              Rule 12g-4(a)(2)(ii) [ ]  Rule 15d-6           [ ]
              Rule 12h-3(b)(1)(i)  [ ]

         Approximate number of holders of record as of the certification or notice date: 1 (ONE)

         Pursuant to the requirements of the Securities Act of 1934 SARATOGA BRANDS INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   August 18, 1997

                               BY: /s/ BERNARD F. LILLIS, JR.
                                   --------------------------------------------
                               Bernard F. Lillis, Jr.
                               Chief Financial Officer (Principal Financial and Accounting Officer)

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rule and Regulations under The Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.